Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

THE SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

SENDGRID, INC.

SENDGRID, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:                                        The name of the Corporation is SENDGRID, INC.

SECOND:                         The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 2009 under the name SendGrid, Inc.

THIRD:                                    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions approving an amendment to the Corporation’s Seventh Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), as follows:

1.                                      The first paragraph of Article FOURTH of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall authority to issue is (i) 250,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 24,697,410 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

FOURTH:                       After adoption of and pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation and approved by such stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

*  *  *  *

IN WITNESS WHEREOF, SendGrid, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer dated as of November 1, 2017.

SENDGRID, INC.

By:	/s/ Sameer Dholakia
Sameer Dholakia
President and Chief Executive Officer